Exhibit 10.1

UNITED STATES
DEPARTMENT OF THE INTERIOR
BUREAU OF LAND MANAGEMENT	Serial No.	MTM 069782

MODIFIED COAL LEASE	Date of Lease:	July 1, 1965

PART I.

THIS MODIFIED COAL LEASE is entered into on July 1, 2010, by and between the UNITED STATES OF AMERICA, hereinafter called the Lessor, through the Bureau of Land Management, and

Spring Creek Coal LLC

P. O. Box 3009

Gillette, Wyoming 82717

hereinafter called Lessee.

This modified lease shall retain the effective date of July 1, 1965, of the original COAL LEASE MTM 069782, and is effective for a period of 20 years therefrom, and for so long thereafter as coal is produced in commercial quantities from the leased lands, subject to readjustment of lease terms at the end of the 20th lease year (July 1, 1985), and each 10-year period thereafter.

Sec. 1. This lease is issued pursuant and subject to the terms and provisions of the:

☒ Mineral Lands Leasing Act of 1920, as amended, 41 Stat. 437, 30 U.S.C. 181-287, hereinafter referred to as the Act;

☐ Mineral Leasing Act for Acquired Lands of 1947, 61 Stat. 913, 30 U.S.C. 351-359;

and to the regulations and formal orders of the Secretary of the Interior which are now or hereafter in force, when not inconsistent with the express and specific provisions herein.

Sec. 2. Lessee as the holder of Coal Lease MTM 069782, issued effective July 1, 1965, was granted the exclusive right and privilege to drill for, mine, extract, remove or otherwise process and dispose of the coal deposits in, upon, or under the lands described below as Tract 1.

The Lessor in consideration of fair market value, rents and royalties to be paid, and the conditions and covenants to be observed as herein set forth, hereby grants and leases to Lessee the exclusive right and privilege to drill for, mine, extract, remove, or otherwise process and dispose of the coal deposits in, upon, or under the lands described below as Tract 9.

Tract 1:	T. 8 S., R. 39 E., Principal Meridian, Montana
Sec. 22: SE1/4SW1/4, E1/2SE1/4, SW1/4SE1/4
Sec. 23: S1/2NE1/4, S1/2
Sec. 24: SW1/4NW1/4, SW1/4, W1/2SE1/4, SE1/4SE1/4
Sec. 25: E1/2, E1/2W1/2, W1/2NW1/4, NW1/4SW1/4
Sec. 26: N1/2, NE1/4SE1/4
Sec. 27: N1/2NE1/4, NE1/4NW1/4
T. 8 S., R. 40 E., Principal Meridian, Montana
Sec. 30: Lots 1, 2, 3, 4, E1/2NW1/4, SE1/4SW1/4
Sec. 31: N1/2NE1/4, NE1/4NW1/4

2,346.760 acres, Big Horn County, Montana.

Tract 2:	T. 8 S., R. 40 E., Principal Meridian Montana
Sec. 19: S1/2 of Lot 4

18.255 acres, Big Horn County, Montana

Tract 3:	T. 8 S., R. 39 E., Principal Meridian, Montana
Sec. 22: S1/2NW1/4SE1/4

20.000 acres, Big Horn County, Montana.

Tract 4:	T. 8 S., R. 39 E., Principal Meridian Montana
Sec. 22: S1/2SE1/4NW1/4SW1/4, S1/2SW1/4NE1/4SW1/4

10.000 acres, Big Horn County, Montana

Tract 5:	T. 8 S., R. 39 E., Principal Meridian, Montana
Sec. 22: S1/2SE1/4NE1/4SW1/4, N1/2SW1/4NE1/4SW1/4, N1/2SE1/4NW1/4SW1/4

15.000 acres, Big Horn County, Montana.

Tract 6:	T. 8 S., R. 39 E., Principal Meridian, Montana
Sec. 26: N1/2NW1/4SE1/4, N1/2NE1/4NE1/4SW1/4
Sec. 27: NE1/4SE1/4NE1/4, N1/2NW1/4SE1/4NE1/4
T. 8 S., R. 40 E., Principal Meridian, Montana
Sec. 30: N1/2N1/2NE1/4SW1/4, S1/2NE1/4NE1/4SW1/4, W1/2NW1/4NW1/4SE1/4

60.000 acres, Big Horn County, Montana

Tract 7:	T. 8 S., R. 40 E., Principal Meridian, Montana
Sec. 30: S1/2NE1/4SW1/4, S1/2NW1/4NE1/4SW1/4

25.000 acres Big Horn County, Montana

Tract 8:	T. 8 S., R. 39 E., Principal Meridian, Montana
Sec. 26: SE1/4NE1/4NE1/4SW1/4, NE1/4NW1/4NE1/4SW1/4
Sec. 27: SE1/4NW1/4SE1/4NE1/4, NE1/4NE1/4SW1/4NE1/4

10.000 acres Big Horn County, Montana

Tract 9:	T. 8 S., R. 40 E., Principal Meridian, Montana
Sec. 31: Lots 2, 3, 4, NW1/4NE1/4SW1/4, S1/2NE1/4SW1/4, SE1/4SW1/4
NW1/4SW1/4SE1/4, S1/2SW1/4SE1/4, SW1/4SE1/4SE1/4
T. 9 S., R. 40 E., Principal Meridian, Montana
Sec. 6: Lots 1, 2, 3, 4, SW1/4NE1/4, NW1/4SE1/4NE1/4,S1/2SE1/4NE1/4
N1/2SE1/4NW1/4, N1/2NE1/4SE1/4, NE1/4NW1/4SE1/4

498.11 Acres, Big Horn County, Montana

containing 3,003.125 acres, more or less, together with the right to construct such works, buildings, plants, structures, equipment and appliances and the right to use such on-lease rights-of-way which may be necessary and convenient in the exercise of the rights and privileges granted, subject to the conditions herein provided.

Part II. TERMS AND CONDITIONS

Sec. 1.(a) RENTAL RATE - Lessee shall pay Lessor rental annually and in advance for each acre or fraction thereof during the continuance of the lease at the rate of $3 for each lease year.

(b) RENTAL CREDITS - Rental shall not be credited against either production or advance royalties for any year.

Sec. 2.(a) PRODUCTION ROYALTIES - The royalty shall be 12.5 percent of the value of the coal as set forth in the regulations. Royalties are due to Lessor the final day of the month succeeding the calendar month in which the royalty obligation accrues.

(b) ADVANCE ROYALTIES - Upon request by the Lessee, the authorized officer may accept, for a total of not more than 10 years, the payment of advance royalties in lieu of continued operation, consistent with the regulations. The advance royalty shall be based on a percent of the value of a minimum number of tons determined in the manner established by the advance royalty regulations in effect at the time the Lessee requests approval to pay advance royalties in lieu of continued operation.

Sec. 3. BONDS - Lessee shall maintain in the proper office a lease bond in the amount of $5,000.00. The authorized officer may require an increase in this amount when additional coverage is determined appropriate.

Sec. 4. DILIGENCE — This lease achieved diligent development on September 1, 1982, and is subject to the conditions of continued operation. Continued operation may be excused when operations under the lease are interrupted by strikes, the elements, or casualties not attributable to the Lessee. The Lessor, in the public interest, may suspend the condition of continued operation upon payment of advance royalties in accordance with the regulations in existence at the time of the suspension.

The Lessor reserves the power to assent to or order the suspension of the terms and conditions of this lease in accordance with, inter alia, Section 39 of the Mineral Leasing Act, 30 U.S.C. 209.

Sec. 5. LOGICAL MINING UNIT (LMU) - Either upon approval by the Lessor of the Lessee’s application or at the direction of the Lessor, this lease shall become an LMU or part of an LMU, subject to the provisions set forth in the regulations.

The stipulations established in an LMU approval in effect at the time of LMU approval or modification will supersede the relevant inconsistent terms of this lease so long as the lease remains committed to the LMU. If the LMU of which this lease is a part is dissolved, the lease shall then be subject to the lease terms which would have been applied if the lease had not been included in the LMU.

Sec. 6. DOCUMENTS, EVIDENCE AND INSPECTION - At such times and in such form as Lessor may prescribe, Lessee shall furnish detailed statements showing the amounts and quality of all products removed and sold from the lease, the proceeds therefrom, and the amount used for production purposes or unavoidably lost.

Lessee shall keep open at all reasonable times for the inspection of any duly authorized officer of Lessor, the leased premises and all surface and underground improvements, works, machinery, ore stockpiles, equipment, and all books, accounts, maps, and records relative to operations, surveys, or investigations on or under the leased lands.

Lessee shall allow Lessor access to and copying of documents reasonably necessary to verify Lessee compliance with terms and conditions of the lease.

While this lease remains in effect, information obtained under this section shall be closed to inspection by the public in accordance with the Freedom of Information Action (5 U.S.C. 552).

Sec. 7. DAMAGES TO PROPERTY AND CONDUCT OF OPERATIONS - Lessee shall comply at its own expense with all reasonable orders of the Secretary, respecting diligent operations, prevention of waste, and protection of other resources.

Lessee shall not conduct exploration operations, other than casual use, without an approved exploration plan. All exploration plans prior to the commencement of mining operations within an approved mining permit area shall be submitted to the authorized officer.

Lessee shall carry on all operations in accordance with approved methods and practices as provided in the operating regulations, having due regard for the prevention of injury to life, health, or property, and prevention of waste, damage or degradation any land, air, water, cultural, biological, visual, and other resources, including mineral deposits and formations of mineral deposits not leased hereunder, and to other land uses or users. Lessee shall take measures deemed necessary by Lessor to accomplish the intent of this lease term. Such measures may include, but not limited to, modification to proposed siting or design of facilities, timing of operations, and specifications of interim and final reclamation procedures. Lessor reserves to itself the right to lease, sell, or otherwise dispose of the surface or other mineral deposits in the lands and the right to continue existing uses and to authorize future uses upon or in the leased lands, including issuing leases for mineral deposits not covered hereunder and approving easements or rights-of-way. Lessor shall condition such uses to prevent unnecessary or unreasonable interference with rights of Lessee as may be consistent with concepts of multiple use and multiple mineral development.

Sec. 8 PROTECTION OF DIVERSE INTERESTS, AND EQUAL OPPORTUNITY - Lessee shall: pay when due all taxes legally assessed and levied under the laws of the State or the United States; accord all employees complete freedom of purchase; pay all wages at least twice each month in lawful money of the United States; maintain a safe working environment in accordance with standard industry practices; restrict the workday to not more than 8 hours in any one day for underground workers, except in emergencies; and take measures necessary to protect the health and safety of the public. No person under the age of 16 years shall be employed in any mine below the surface. To the extent that laws of the State in which the lands are situated are more restrictive than the provisions in this paragraph, then the State laws apply.

Lessee will comply with all provisions of Executive Order No. 11246 of September 24, 1965, as amended, and the rules, regulations, and relevant orders of the Secretary of Labor. Neither Lessee nor Lessee’s subcontractors shall maintain segregated facilities.

Sec. 9.(a) TRANSFERS - This lease may be transferred in whole or in part to any person, association or corporation qualified to hold such lease interest.

Transfers of record title, working or royalty interest must be approved in accordance with the regulations.

(b) RELINQUISHMENTS - The Lessee may relinquish in writing at any time all rights under this lease or any portion thereof as provided in the regulations. Upon Lessor’s acceptance of the relinquishment, Lessee shall be relieved of all future obligations under the lease or the relinquished portion thereof, whichever is applicable.

Sec. 10. DELIVERY OF PREMISES, REMOVAL OF MACHINERY, EQUIPMENT, ETC. - At such times as all portions of this lease are returned to Lessor, Lessee shall deliver up to Lessor the land leased, underground timbering, and such other supports and structures necessary for the preservation of the mine workings on the leased premises or deposits and place all workings in condition for suspension or abandonment. Within 180 days thereof, Lessee shall remove from the premises all other structures, machinery, equipment, tools, and materials that it elects to or as required by the authorized officer. Any such structures, machinery, equipment, tools, and materials remaining on the leased lands beyond 180 days, or approved extension thereof, shall become the property of the Lessor, but Lessee shall either remove any or all such property or shall continue to be liable for the cost of removal and disposal in the amount actually incurred by the Lessor. If the surface is owned by third parties, Lessor shall waive the requirement for removal, provided the third parties do not object to such waiver. Lessee shall, prior to the termination of bond liability or at any other time when required and in accordance with all applicable laws and regulations, reclaim all lands the surface of which has been disturbed, dispose of all debris or solid waste, repair the offsite and onsite damage caused by Lessee’s activity or activities incidental thereto, and reclaim access roads or trails.

Sec. 11. PROCEEDINGS IN CASE OF DEFAULT - If Lessee fails to comply with applicable laws, existing regulations, or the terms, conditions and stipulations of this lease, and the noncompliance continues for 30 days after written notice thereof, this lease shall be subject to cancellation by the Lessor only by judicial proceedings. This provision shall not be construed to prevent the exercise by Lessor of any other legal and equitable remedy, including waiver of the default. Any such remedy or waiver shall not prevent later cancellation for the same default occurring at any other time.

Sec. 12. HEIRS AND SUCCESSORS - IN-INTEREST - Each obligation of this lease shall extend to and be binding upon, and every benefit hereof shall insure to, the heirs, executors, administrators, successors, or assigns of the respective parties hereto.

Sec. 13. INDEMNIFICATION - Lessee shall indemnify and hold harmless the United States from any and all claims arising out of the Lessee’s activities and operations under this lease.

Sec. 14. SPECIAL STATUTES - This lease is subject to the Federal Water Pollution Control Act (33 U.S.C. 1151 - 1175); the Clean Air Act (42 U.S.C. 1857 et seq.), and to all other applicable laws pertaining to exploration activities, mining operations and reclamation, including the Surface Mining Control and Reclamation Act of 1977 (30 U.S.C. 1201 et seq.)

Sec. 15. SPECIAL STIPULATIONS - In addition to observing the general obligations and standards of performance set out in the current regulations, the lessee shall comply with and be bound by the following stipulations. These stipulations are also imposed upon the lessee’s agents and employees. The failure or refusal of any of these persons to comply with these stipulations shall be deemed a failure of the lessee to comply with the terms of the lease. The lessee shall require his agents, contractors and subcontractors involved in activities concerning this lease to include these stipulations in the contracts between and among them. These stipulations may be revised or amended, in writing, by the mutual consent of the lessor and the lessee at any time to adjust to changed conditions or to correct an oversight.

(a) Cultural Resources - (1) Before the approval of a mining plan, the authorized officer may require a survey of all or part of the leased land to provide an inventory of any historical, cultural and archeological values. The survey shall be conducted by a qualified professional cultural resource specialist (i.e., archeologist, historian, historical architect, as appropriate), approved by the authorized officer, and a report of the survey shall be submitted to the authorized officer. The approval of an exploration or mining plan or the continuation of lease operations may be conditioned on the approval of the survey report and the approval of measures to protect the historical, cultural and archeological values. The cost of any survey or measures to protect such values discovered as a result of the survey shall be borne by the lessee and items and features of historical, cultural, or archeological value shall remain under the jurisdiction of the United States.

(2) If any items or features of historical, cultural, or archeological value are discovered during lease operations, the lessee shall immediately notify the mining supervisor and shall not disturb such items or features until the mining supervisor issues instructions. If the lessee is order to take measures to protect any items or features of historical, cultural, or archeological value discovered during lease operations, the cost of the measures shall be borne by the lessor and such items and features shall remain under the jurisdiction of the United States.

(b) Public Land Survey Protection. The lessee will protect all survey monuments, witness corners, reference monuments, and bearing trees against destruction, obliteration, or damage during operations on the leased areas. If any monuments, corners or accessories are destroyed, obliterated, or damaged by this operation, the lessee will hire an appropriate county surveyor or registered land surveyor to reestablish or restore the monuments, corners or accessories at the same locations, using surveying procedures in accordance with the “Manual of Surveying Instructions for the Survey of Public Lands of the United States.” The survey will be recorded in the appropriate county records, with a copy sent to the authorized officer.

(c) Paleontological Resources. If a paleontological resource is discovered during surface coal mining operations, the lessee shall contact the authorized officer as soon as possible. The operations on the lease shall be suspended within 250 feet of said discovery. A paleontological resource as used herein shall refer to vertebrate fossils. The BLM will evaluate the fossil find within 72 hours of notification, and determine the appropriate action(s) to prevent the potential loss of any significant paleontological resource values. The authorized officer will notify the lessee within 48 hours after completion of the evaluation as to when surface mining operations can resume within 250 feet of such discovery. The lessee will bear the cost of any required paleontological resource appraisals, surface collection of fossils, or salvage of fossils of significant interest discovered during the surface coal mining operations.

(d) Resource Recovery and Protection Plan. Notwithstanding the approval of a resource recovery and protection plan (R2P2) by the BLM, lessor reserves the right to seek damages against the operator/lessee in the event (i) the operator/lessee fails to achieve maximum economic recovery (MER) <as defined at 43 CFR §3480.0-5.2(21)> of the recoverable coal reserves or (ii) the operator/lessee is determined to have caused a wasting of recoverable coal reserves. Damages shall be measured on the basis of the royalty that would have been payable on the wasted or unrecovered coal.

The parties recognize that under an approved R2P2, conditions may require a modification by the operator/lessee of that plan. In the event a coalbed or portion thereof is not to be mined or is rendered unminable by the operation, the operator shall submit appropriate justification to obtain approval by the authorized officer to leave such reserves unmined. Upon approval by the authorized officer, such coalbeds or portions thereof shall not be subject to damages as described above. Further, nothing in this section shall prevent the operator/lessee from exercising its right to relinquish all or a portion of the lease as authorized by statute and regulation.

In the event the authorized officer determines that the R2P2 as approved will not attain MER as the result of changed conditions, the authorized officer will give proper notice to the operator/lessee as required under applicable regulations. The authorized officer will order a modification if necessary, identifying additional reserves to be mined in order to attain MER. Upon a final administrative or judicial ruling upholding such an ordered modification, any reserves left unmined (wasted) under that plan will be subject to damages as described in the first paragraph under this section. Subject to the right to appeal herein after set forth, payment of the value of the royalty on such unmined recoverable coal reserves shall become due and payable upon determination by the authorized officer that the coal reserves have been rendered unmineable or at such time that the lessee has demonstrated an unwillingness to extract the coal.

The BLM may enforce this provision either by issuing a written decision requiring payment of the Minerals Management Service demand for such royalties, or by issuing a notice of non-compliance. A decision or notice of non-compliance issued by the lessor that payment is due under this stipulation is appealable as allowed by law.

(e) MULTIPLE MINERAL DEVELOPMENT. Operations will not be approved which, in the opinion of the authorized officer, would unreasonably interfere with the orderly development and/or production from a valid existing mineral lease issued prior to this one for the same lands.

The BLM realizes that coal mining operations conducted on Federal coal leases issued within producing oil and gas fields may interfere with the economic recovery of oil and gas; just as Federal oil and gas leases issued in a Federal coal lease area may inhibit coal recovery. BLM retains the authority to alter and/or modify the R2P2 for coal operations on those lands covered by Federal mineral leases so as to obtain maximum resource recovery.

(f) UNSUITABILITY MITIGATION MEASURES. The lessee will comply with the following: (i) The requirements of the agreement and any amendments thereto between Spring Creek Coal Company and the Montana Department of Fish, Wildlife and Parks (MDFWP) outlined in the letter dated January 7, 1992, from MDFWP to the Bureau of Land Management, Miles City Field Office (attached as Exhibit A); and (ii) The mitigation plan and any amendments thereto outlined in the letter dated October 31, 1991, from Spring Creek Coal to the MDFWP (attached as Exhibit B).

The United States of America

Spring Creek Coal LLC	By	/s/ Phillip C. Perlewitz
Company or Lessee Name

/s/ M C Barrett	Phillip C. Perlewitz
(Signature of Lessee)	(Signing Officer)

Executive V.P. & CFO	Chief, Branch of Solid Minerals
(Title)	(Title)

14 June 2010	June 16, 2010
(Date)	(Date)

Title 18 U.S.C. Section 1001, makes it a crime for any person knowingly and willfully to make to any department or agency of the United States any false, fictitious or fraudulent statements or representations as to any matter within its jurisdiction.